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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                            OF CIT GROUP INC. (DEL)
                                   * * * * *

    CIT Group Inc. (Del), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

       RESOLVED, that upon receipt of appropriate shareholder approval the Restated Certificate of Incorporation of CIT Group Inc. (Del) be amended by changing Article FOURTH, paragraphs a) and d) thereof so that, as amended, said paragraphs shall be and read, in their entirety, as follows:

       "a) The total number of shares of stock that the Corporation shall have authority to issue is Seven Hundred Million (700,000,000), consisting of
       (i) One Hundred Million (100,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock") and (ii) Six Hundred Million (600,000,000) shares of common stock, par value $.01 per share (the "Common Stock").

       d) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote and not by a vote of each class of stock."

    SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon written waiver of notice signed by all stockholders, in accordance with the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said CIT Group Inc. (Del) has caused this certificate to be signed by Eric S. Mandelbaum, its Vice President and Secretary, this 21st day of June, 2002.

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                                                       CIT GROUP INC. (DEL)

                                                       By:  /s/ ERIC S. MANDELBAUM
                                                            -----------------------------------------
                                                            Name:  Eric S. Mandelbaum
                                                            Title:   Vice President & Secretary
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